Filed Pursuant to Rule 424(b)(3)

Registration No. 333-222630

BLACK CREEK DIVERSIFIED PROPERTY FUND INC.

SUPPLEMENT NO. 2 DATED MARCH 25, 2020

TO THE PROSPECTUS DATED SEPTEMBER 5, 2019

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Black Creek Diversified Property Fund Inc., dated September 5, 2019, as supplemented by Supplement No. 1, dated March 13, 2020 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose:

•                  changes to the composition of our board of directors;

•                  changes to the “key persons” under our share redemption program.

•                  Changes to the Composition of our Board of Directors

The following supplements the disclosure in the section in the Prospectus entitled “Management” and all similar language in the Prospectus:

On March 25, 2020, our board of directors appointed Rajat Dhanda as a director to fill the vacancy created by the passing of Richard D. Kincaid.  The board also appointed Mr. Dhanda as a member of the Investment Committee of the board of directors.  Mr. Dhanda will continue to serve as our Managing Director, Co-President.  Mr. Dhanda is an employee of our Advisor and, therefore, is not independent of the Company. He and James R. Mulvihill are interested directors, while the Company’s other three directors are independent of the Company.  On March 25, 2020, our board of directors also appointed Mr. Mulvihill as Chairman of the Board.

•                  Changes to “Key Persons” under Share Redemption Program

The following sentence replaces the second sentence in the fourth paragraph under the heading “Description of Capital Stock—Share Redemption Program—Early Redemption Deduction” in the Prospectus.

The currently designated key persons are Rajat Dhanda, Dwight L. Merriman III, Gregory M. Moran and James R. Mulvihill and any individual appointed by a majority of our independent directors to replace such key persons as described below.